Exhibit 99.1
DENBURY RESOURCES INC.

P R E S S   R E L E A S E

Increases Bank Commitment to $750 million
Update on Capital Liquidity and Conroe Acquisition

News Release
Released at 7:30 a.m. CDT

       DALLAS – October 8, 2008 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that it has more than doubled its liquidity through an amendment to its bank credit facility which increases the Company’s current availability under that bank credit line from $350 million to $750 million. The Company has also taken significant steps to preserve its capital liquidity by cancelling closing on the Conroe acquisition, buying derivative oil collars for 2009, and trimming its proposed 2009 capital budget to a level more consistent with current commodity prices.
Bank Amendment
     The recently closed amendment to the Company’s credit facility increased the banks’ commitment amount from $350 million to $750 million and maintains the borrowing base under the facility at $1.0 billion. The borrowing base represents the amount that can be borrowed from a credit standpoint while the commitment amount is the amount the banks have committed to fund pursuant to the terms of the credit agreement. Currently, there is nothing drawn on the Company’s bank credit line and the Company has in excess of $100 million of available cash.
     The bank amendment also (i) allows the Company to divest of its Barnett Shale properties, (ii) allows the Company to do a tax free like-kind exchange of the Barnett Shale properties for Conroe, Hastings and other fields, (iii) allows for additional permitted indebtedness of up to $600 million in the form of subordinated or convertible debt, and (iv) modified the commitment fees and pricing grid for the loan.
Conroe Acquisition
     As a result of the current conditions of the capital markets, the Company has decided to not pursue the previously announced Conroe Field acquisition for $600 million at the current time. Denbury would still like to acquire the field at some point in the future, but given the uncertainty surrounding the potential Barnet Shale asset sale, the Company concluded that it would be prudent to delay the Conroe acquisition indefinitely. By not closing the Conroe acquisition, the Company will forfeit its $30 million non-refundable deposit.

2009 Oil Derivatives
     The Company announced that it has purchased oil derivative contracts for 2009 with a floor price of $75 / Bbl and a ceiling price of $115 / Bbl for total consideration of approximately $15.5 million. The collars cover 30,000 Bbls/d representing between 75% and 80% of the Company’s currently anticipated 2009 oil production including Hastings Field, but excluding liquid production from the Barnett Shale assets.
2009 Capital Budget
     The Company has set a preliminary base capital budget of $825 million for 2009 (excluding the Barnett Shale) with an additional $300 to $400 million of identified expenditures which are contingent on favorable commodity prices. The Company does not anticipate that the lower than previously anticipated 2009 capital budget will have a significant impact on its anticipated 2009 production levels. If commodity prices increase beyond current levels, the Company will likely add additional projects to the 2009 capital budget. A portion of the capital spending reduction is due to a delay of approximately six months on a portion of the Company’s Green Pipeline being built to transport CO2 from Louisiana to Texas. This delay on the Green Pipeline is also attributable to a need to resurvey Galveston Bay following Hurricane Ike before submitting for a Corp of Engineers permit.
CEO Comments
     Gareth Roberts, CEO of Denbury, commented on the various transactions, saying: “In light of the current state of U.S. capital markets, we have taken several measures to assure ourselves that our balance sheet will remain strong during these uncertain economic times. We (i) more than doubled our bank credit availability during a time when incremental bank credit is very limited, (ii) cancelled our purchase of Conroe so as to protect our liquidity, (iii) protected our 2009 capital budget with the purchase of an oil collar for 2009, and (iv) reduced our 2009 capital budget to a level that is more consistent with projected cash flow at current commodity prices. We believe that all of these steps are prudent in light of the current economic environment. Our budget for 2009 is flexible given that most of the production increase in any given year is primarily determined by expenditures made in previous years. Accordingly, most of the production growth for our 2009 tertiary oil production is driven by our 2008 and prior expenditures. We also anticipate that our proposed base budget for 2009 should be sufficient to achieve our production growth goals in 2010.
     With the price floors we have put into place for 2009 and the bank availability from our increased bank commitments, we believe that we will have sufficient liquidity to adequately fund our 2009 capital expenditure budget and to close on the Hastings acquisition in early February 2009. We remain committed to our tertiary development strategy and are positioned to take advantage of our built-in organic growth in spite of the market conditions surrounding us.”

Conference Call
     The public is invited to listen to the Company’s conference call set for today, October 8, 2008 at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820, passcode 9232472.
      Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Barnett Shale play near Fort Worth, Texas, onshore Louisiana and Alabama, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through tertiary recovery operations, combined with a combination of exploitation, drilling and proven engineering extraction practices.
          This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including forecasted production, capital spending and cash flow levels relating to the Company’s tertiary operations and overall production, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com